Exhibit 10.1

Share Purchase Agreement

(the English Translation)

Transferor: Law Anhou Insurance Agency Co., Ltd.

Transferees:

Xuzhou Guosheng Furui Asset Management Co., Ltd.

Jiangsu Zhongbozhixin Financial Service Outsourcing Co., Ltd.

Xuzhou Xinrui Service Outsourcing Co., Ltd.

WHEREAS:

According to the Civil Code of the People's, the Company Law and other relevant laws and administrative regulations of the People's Republic of China, the Parties, through friendly negotiation, agree that Law Anhou Insurance Agency Co., Ltd. will transfer the 100% shares of Jiangsu Law Insurance Brokerage Co., Ltd. held by it (corresponding to the capital at RMB 10 million) to Xuzhou Guosheng Furui Asset Management Co., Ltd., Jiangsu Zhongbozhixin Financial Service Outsourcing Co., Ltd. and Xuzhou Xinrui Service Outsourcing Co., Ltd.

NOW, THEREFORE, through friendly consultation and in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Parties

Transferor: Law Anhou Insurance Agency Co., Ltd. (“Party A”)

Unified Social Credit Identifier:

Address: Room 2008-2010, Jiangdong Middle Road, Jianye District, Nanjing

Legal representative: Hu Changrong

Transferees:

1.	Xuzhou Guosheng Furui Asset Management Co., Ltd.

Unified Social Credit Identifier:

Address:

Legal representative:

2.	Jiangsu Zhongbozhixin Financial Service Outsourcing Co., Ltd.

Unified Social Credit Identifier:

Address:

Legal representative:

3.	Xuzhou Xinrui Service Outsourcing Co., Ltd.

Unified Social Credit Identifier:

Address:

Legal representative:

(collectively, “Party B”)

Target Company:

Jiangsu Law Insurance Brokerage Co., Ltd. (“Party C”)

Unified Social Credit Identifier:

Address: No. 888, Jintong Road, Xingren Town, Tongzhou District, Nantong City

Legal representative: Lu Chunyan

2.	Definitions and Interpretations

Unless otherwise provided in this Agreement and its attachments, the following terms in this Agreement shall have following meanings:

Transfer Target / or Transfer of Shares	Transferor sells its holdings of 100% of Jiangsu Law's Shares (corresponding to the capital at RMB 10 million) under this Agreement to the Party B.

Execution Date of This Agreement	The date of the executions by the Party A, B and C.
Shares Transfer Price	The total amount made for the Transfer Target pursuant to the terms of this Agreement by the Party B.
The Delivery Date of the Transfer Target	Means the date when the Transfer Target have been changed and registered to Party B in the Market Supervision and Administration Department, and the above changes have been recorded in the dispatched office of the China Banking and Insurance Regulatory Commission.
New Company	Means the entity as the Party C legally exists after the completion of this transaction.
Top Management	Means the current executive director, general manager, deputy general manager, financial person in charge of Party C, etc. (see Attachment 1).
Transition Period	The period from the Execution Date of this Agreement to the delivery date of the Transfer Target.
Banking and Insurance Regulatory Commission	China Banking and Insurance Regulatory Commission.
Jiangsu Banking and Insurance Regulatory Bureau	China Banking and Insurance Regulatory Commission Jiangsu Regulatory Bureau.
Contingent Debt	Means the guarantees, off-book liabilities, unpaid taxes and fees that Party C has not recorded in the account books.
Insurance Intermediary License	The "Insurance Intermediary License of the People's Republic of China" issued by the Jiangsu Banking and Insurance Regulatory Bureau on December 9, 2021 with the institutional code of 260616000000800.

3. Transfer Target

Regarding the Transfer Target, the Parties unanimously confirm that:

3.1 Party C is a limited liability company funded by Party A with the "Business License" with a Unified Social Credit Identifier 91320612779682243M. Its domicile address is No. 888, Jintong Road, Xingren Town, Tongzhou District, Nantong City. As of the date of December 31, 2021, Party C's total assets is RMB 4619422.48, total liabilities is RMB 2332802.19, owner's equity is RMB 2286620.29, and party C's accounts receivable and other creditor's rights is RMB 260491.76 (see Attachment 2); Party C has 20 employees (see Attachment 3).

3.2 The Transfer Target of this Agreement means the 100% shares of Party C held by Party A as of the Execution Date of This Agreement.

3.3 When transferring the Transfer Target, Party A shall divest Party C's assets, liabilities, personnel, etc., and Party C only needs to retain the insurance intermediary license. If the corresponding assets are not suitable for divestiture, Party B shall pay Party A the same amount of cash compensation. Those compensation shall be paid within five working days after Party A applies. The proportion of cash compensation paid by the Transferees is based on the proportion of the transferred shares received by the Party B respectively. Transferee 2 shall provide joint and several liability for the cash compensation payments made by Transferee 1 and 3 to Party A.

4. Transferor‘s Representations and Warranties

4.1 Party A is a legal entity established and legally existing under Chinese laws, and has all rights and capabilities to execute and perform all obligations under this Agreement. Once this Agreement is effective, it will be legally and effectively binding on Party A.

4.2 Party A is the true and lawful beneficial and record owner of the shares and by instrument to the Party B, all right, title and interest of the transferor in and to the shares. Transferor also warrants that the shares issued without violations of any preemptive rights of any persons and are free and clear of any and all claims, liens, pledges, options, prior assignments, or other rights of third parties.

4.3 Party A warrants that the execution and performance of this Agreement shall not violate any laws, regulations and any other contract to which it is a party or is binding.

4.4 Party A will transfer the Transfer Target to Party B in accordance with this Agreement and perform its obligations in this Agreement.

4.5 During Party B's due diligence on Party C, Party A has provided all the information about the Transfer Target and Party C (including but not limited to the list of attachments), oral or written response to Party B's inquiries and other means. The information disclosed to Party B related to this Shares transfer is true and valid, and there is no false statements and major errors and omissions.

4.6 Party A does not have any material, not settled or potential arbitration, lawsuit, or administrative punishment that affects this Agreement.

4.7 Party A, as the current shareholder of Party C, has fulfilled all the capital contribution obligations.

5. Transferees‘ Representations and Warranties

Transferee 1, Transferee 2 and Transferee 3 are collectively as the Party B to receive the 100% of the shares of Party C from the Party A. The Party B make the declarations, warranties and commitments as follows:

5.1 Party B are legal entities established and legally existing under Chinese laws, and have all rights and capabilities to establish and perform all obligations under this Agreement. Once this Agreement is effective, it will be legally and effectively binding on Party B.

5.2 Party B warrant that the execution and performance of this Agreement shall not violate any laws, regulations and any other contract to which it is a party or is binding.

5.3 Party B shall comply with the qualifications as a shareholder of an insurance brokerage business company stipulated in Section II of the Regulations on the Supervision of Insurance Brokers and Section III of the Implementation Measures for Administrative Licensing and Filing of Insurance Intermediaries, and promise to appoint executive directors, senior managers and supervisors to Party C in accordance with the above provisions after the signing of this Agreement.

5.4 Party B shall make the payments for the share transferring and perform the obligations in accordance with this Agreement.

5.5 All documents and materials provided by Party B to Party A are true and valid, and there is no false statements and major errors and omissions.

6. Transfer Target and Transfer Price

6.1 All parties to this Agreement unanimously agree that Party A shall transfer the Transfer Target to Party B. The specific internal transfer ratio of Party B is 42% of the Transfer Target to Transferee 1, 45% to Transferee 2 and 13% to Transferee 3. Party B shall not use this to against Party A's right to transfer the Transfer Target as a whole. If any of Party B fails to perform the obligations set forth in this Agreement, such transferee shall take the responsibility in accordance with this Agreement. And the Transferee 2 shall voluntarily bear joint and several liability for Transferee 1 and 3's breach of this Agreement.

6.2 Party A and Party B agree that the Transfer Price for the Transfer Target is RMB 21 million under the condition that Party C only retains the insurance intermediary license after the divestiture of its assets, liabilities and personnel. The above-mentioned payment to the Transfer Price shall be paid by Party B to Party A, and Party B's internal payment ratio shall be the same as the ratio of the Transfer Target. In the event that any Transferees fails to pay Party A the transfer payment in accordance with Section 7 of this Agreement, Party A may claim the Transferee 2 to be responsible for the joint and several liability.

6.3 Any and all other expense or cost incurred for this Transaction will be made by the Parties respectively according to the laws.

7. Payment of Transfer Price

The Parties agree that Party B shall pay for the Transfer Price in three installments according to the following methods:

7.1 The first payment is 70% of the Transfer Price, which is RMB 14.7 million. And RMB 100,000 already paid by the Transferee 2 to Party A when the letter of intent for this acquisition was signed in the early stage shall be deducted from the Transferee 2’s payment. Within 5 working days from this Agreement is effective, Party B shall pay the first installment of payments to Party A's designated account.

7.2 The second payment is 20% of the Transfer Price, which is RMB 4.2 million. Within five working days after the Transfer Target is registered as Party B's name, Party B shall pay the second installment of payments to Party A's designated account.

7.3 The third payment is 10% of the Transfer Price, which is RMB 2.1 million. Within five working days after Party C completes the filing with the Jiangsu Regulatory Bureau of the China Banking and Insurance Regulatory Commission regarding the changes of shareholders involved in this Transfer Target, Party B shall pay the third installment of payments to Party A's designated account.

The bank account designated by Party A as follows:

Account Name: Law Anhou Insurance Agency Co., Ltd.

Bank: Industrial and Commercial Bank of China Co., Ltd. Nanjing Chengbei Sub-branch

Account: 4301010919100516381

8. Shares delivery

8.1 Within five working days after Party A receiving the first payment from Party B, Party A shall assist C to submit the registration materials for the change of the Transfer Target to the registered supervision and management department. The changing of the legal representative shall be carried out after Party B providing the list of senior managers (including executive directors) and practitioners who meet the requirements of Chapter II, Section 2 of the Regulations on the Supervision of Insurance Brokers. For senior managers and employees who meet the requirements of the post, the time for submitting the change registration materials will be postponed until Party B provides the list of senior managers and employees who meet the requirements. If Party B is unable to provide the list of senior managers and employees who meet the requirements within three months after receiving the reminder from Party A, it shall be deemed as a breach by Party B.

8.2 Within five working days from the date when Party C obtains the consent of change of Transfer Target issued by the registered supervision and management department and Party A receives the second payment from Party B, Party C shall, in accordance with the provisions of the "Regulations on the Supervision of Insurance Brokers", report through the regulatory information system stipulated by the China Banking and Insurance Regulatory Commission, and publicly disclose relevant changes and complete the filing in accordance with regulations. Party A and Party B shall provide necessary assistance to this.

9. Transfer of management of Party C

On the delivery date of the Transfer Target, Party A and Party B shall jointly set up a management handover team to hand over the management of Party C. The scope of handover includes all official seals, financial seals, contract seals and other seals of Party C, insurance intermediary license, business license, financial documents, etc. After the handover is completed, the handover team is automatically disbanded.

10. Rights and Debts

10.1 As of the effective date of this Agreement, the rights of the accounts receivable disclosed by Party C in Attachment 2 belong to Party A, and Party C shall transfer the rights to Party A. If such rights are not easily transferable, the New Company shall pay the above-mentioned amount to Party A after receiving the payments from the debtors, and Party A shall bear the corresponding taxes and fees.

10.2 As of the effective date of this Agreement, Party C's rights and corresponding obligations in the unfulfilled contracts (Attachment 4) shall be undertaken by Party A. If above contracts needs to be performed by the New Company then, Party A shall assign personnel to cooperate and complete it. The performance, performance costs and taxes incurred hereinafter shall also be deducted from Party A's rights and interests. If Party A's rights and interests in New Company are insufficient to deduct, then Party A shall compensate New Company in full for the insufficient amount.

10.3 As of the effective date of this Agreement, all debts and contingent debts of Party C (Attachment 5) shall be cleared and assumed by Party A. If New Company takes the debts existed before the effective day of this Agreement, Party A shall compensate New Company according to the corresponding amount within five working days after New Company takes the deb. In the event that New Company suffers any lost due to the above-mentioned debts, Party A shall compensate the new company for such lost.

10.4 During the Transition Period, the rights, debts and contingent liabilities incurred by Party C shall be owned or undertaken by Party A.

10.5 Party A shall realize the accounts receivable and the aforesaid rights and interests in an appropriate manner in compliance with accounting standards and tax regulations.

10.6 After the delivery date of the Transfer Target, Party B shall be responsible for the obligations as the Party C's shareholders to make the capital contribution, and Party A shall no longer have any obligation to Party C's capital contribution. If any third party requires Party A to take the responsibility of capital contribution to Party C, Party B shall make full compensation to Party A. If Party A bears lost due incurred hereinafter, Party B shall make full compensations to Party A.

11. Employee affairs

On the effective date of this Agreement, Party A and Party C shall be responsible for the disposal of employees of Party C as disclosed in Attachment 3. The employees of Party C shall complete the disposal arrangements on the delivery date of the Transfer Target.

12. Maintenance of Insurance Intermediary License

12.1 After the execution of this Agreement, if the China Banking and Insurance Regulatory Commission or Jiangsu Banking and Insurance Regulatory Bureau requires Party C to increase its capital in accordance with the provisions of Section III of the Implementation Measures for Administrative Licensing and Filing of Insurance Intermediaries that will be implemented from February 1, 2022, Party A shall adopt the necessary procedures in accordance with Chinese laws to agree Party B to make capital contributions in cash. Party B promises to make additional capital contribution of not less than RMB10 million in cash to increase Party C's registered capital so that Party C's registered capital meets the requirements of the "Administrative Licensing and Filing Implementation Measures for Insurance Intermediaries".

12.2 Party B shall comply with the provisions of Section 3 of the Implementation Measures for Administrative Licensing and Filing of Insurance Intermediaries, to act as a shareholder of an insurance brokerage business company, and to designate senior managers who meet the requirements of the Implementation Measures for Administrative Licensing and Filing of Insurance Intermediaries in the Party C.

13. Other Rights and Obligations

13.1 Except otherwise set forth in this Agreement, Party A shall also undertake the following obligations:

13.1.1 Except as ruled in Section 12 of this Agreement, the insurance intermediary license of Party C shall be maintained till the delivery date of the Transfer Target.

13.1.2 The Transfer Target shall be delivered to Party B on the delivery date of the Transfer Target.

13.1.3 Complying with the representations, warranties and commitments made in Section 4 of this Agreement.

13.2 Except otherwise set forth in this Agreement, Party B shall also undertake the following obligations:

13.2.1 Make payments according to the schedule agreed in this Agreement.

13.2.2 Maintain the qualifications as a shareholder of an insurance brokerage business company as ruled in Article 2 of the Regulations on the Supervision of Insurance Brokers and Article 3 of the Implementation Measures for Administrative Licensing and Filing of Insurance Intermediaries.

13.2.3 Accept the Transfer Target on the delivery date and maintain Party C's insurance intermediary license.

13.2.4 Comply with the representations, warranties and commitments made in Section 5 of this Agreement.

14. Taxes and Other Expenses

The Parties agree that each party shall bear the corresponding taxes and/or fees due to its performance of this Agreement in accordance with relevant national regulations.

15. Effective Conditions to this Agreement

This Agreement will be effective after being executed by the Party A, B and C.

16. Liability

16.1	Transferee 1, Transferee 2 and Transferee 3 as a whole as the Party B, if any Transferee breaches this Agreement, in addition to its own responsibility for breach, the Transferee 2 voluntarily bears joint and several liability for Transferee 1 and Transferee 3’s breach.

16.2	After this Agreement is effective, Party A or Party B (specifically to Party B, refers to any of the Transferees) plans to terminate this Agreement without meeting the legal provisions or the conditions for unilateral termination of this Agreement agreed in this Agreement, it shall be responsible for the liquidated damages at RMB 10 million and the lost to the other party(ies).

16.3	If Party B fails to make the payments set forth in this Agreement, for each overdue day, it shall pay 5/10,000 of the overdue portion of the total price as the penalty for overdue payment. In the event that Party B fails to make payments as agreed in this Agreement for more than 20 working days, Party A may terminate this Agreement, and Party B shall be liable for breach in accordance with the termination of this Agreement without cause.

16.4	If Party A fails to deliver the Transfer Target set forth in this Agreement, for each overdue day, it shall pay 5/10,000 of the payment paid by the Party B as the penalty. In the event that Party A fails to deliver the Transfer Target as agreed in this Agreement for more than 20 working days, Party B may terminate this Agreement, and Party A shall be liable for breach in accordance with the termination of this Agreement without cause.

16.5	Either Party A or Party B fails to maintain Party C's insurance intermediary license as agreed in this Agreement, and the other Party may terminate this agreement. In the meantime, if Party B breaches this Agreement, the payments that Party A has collected will not be refunded. If Party A breaches this Agreement, Party A shall return Party B two times of the payments that Party B has made.

16.6	Any violations to this Agreement by any Party (specifically to Party B, refers to any Transferees) shall constitute a breach. The breaching Party shall be liable for full compensation to the other Party. If such breach makes the purpose of this Agreement impossible to achieve, the non-breaching Party may terminate this Agreement.

16.7	If this Agreement cannot be performed due to reasons not attributable to Party A and Party B, both Parties shall not be liable for each other's breach. Within 5 working days after such reason happens, Party A shall return all the payments that Party B has paid, and Party B shall cooperate with Party C and Party A to register the Transfer Target back to Party A and Top Management personnel to the state before the effective date of this Agreement.

16.8	If Party B is a shareholder of Party C in accordance with the Section 12.1 of this Agreement in order to maintain Party C's insurance intermediary license, Party B shall transfer the shares of Party C to Party A according to its capital contributions to Party B after the termination of this Agreement. At the same time, Party A shall pay Party B the capital contributions in Party C in full and in a timely manner and receive all the share of Party C held by Party B. If any Party breaches this Agreement, such party shall pay RMB 20 million to the other Party as the penalty.

17. Confidentiality

17.1 For any technical, financial and commercial confidential information that one party (“Disclosing Party”) has provided or will provide to the other party (“Receiving Party”) in the process of preparing, signing and performing this Agreement, the other party shall keep it confidential and shall not disclose it to any third party without the prior written consent from the Disclosing Party.

17. 2 Either party may disclose Confidential Information: (1) to the extent required by applicable law or any exchange rules; provided that such party shall promptly notify the other party in writing of the fact as practicable and to the extent permitted by applicable law. The Receiving Party shall, with the cooperation and reasonable efforts of the other parties, use all reasonable efforts to obtain confidentiality or other appropriate relief; in such event, the Receiving Party shall only provide applicable law or any exchange rules require; (2) The Receiving Party shall limit dissemination of the Confidential　Information only to its employees, consultants, directors and/or officers who need to know such Confidential Information to further the Purpose hereof provided that they are bound by a confidentiality agreement with the Receiving Party no less restrictive than this Agreement; and (3) discloses to its lending bank, existing and bona fide prospective investors, provided that such person be informed the confidential nature of such Confidential Information.

17.3 Without the prior written consent from Party B, Party A shall not make any press conferences, conferences, advertisements, announcements, professional or trade publications, marketing materials or otherwise in relation to the transactions contemplated in this Agreement and other transaction documents.

18. Force Majeure

18.1	Force Majeure means an event beyond the reasonable control, unforeseeable or unavoidable that prevents, affects or delays either party's performance of all or part of its obligations under this Agreement. The event includes, but is not limited to, earthquake, typhoon, flood, fire or other natural disaster, epidemic, war or any other similar event.

18.2	Neither party will be responsible for any failure or delay in its performance under this Agreement due to Force Majeure, such defaulting party will be excused from performance for the period of the delay and for a reasonable time thereafter. The defaulting party shall notify the other Party, within 15 days of the occurrence of any Force Majeure in writing, such occurrence and delay performance notice and provide the materials of proof to the other Party. Then the Parties may negotiate whether to extend the performance of this Agreement or terminate this Agreement.

19. Terminations

19.1	If the termination situation set forth in Section 16 is reached, the relevant party may terminate this agreement and the other party's shall be liable for the breach.

19.2	Subject to the consent of both Parties, this Agreement may be terminated in writing signed by both Parties.

20. Disputes

20.1	Any dispute arising out of or relating to this Agreement shall be settled amicably between the Parties, if possible; otherwise the court in the location of execution shall exclusively have jurisdiction over such dispute.

20.2	Unless one party proposes to terminate this Agreement, during the litigation period, except for the disputed matters or obligations involved in the litigation, all Parties shall continue to perform other obligations in this Agreement.

21. Others

21.1	Notices given by either party to the other party in connection with this Agreement shall be in writing and shall be delivered by individuals, email or mail. If the notice is delivered directly by individuals, it will be served when it arrives at the following address of the other party; if it is sent by fax or telex, it will be deemed served after receiving confirmation from the other party; if it is served by mail, it will be served by the fifth business day after the date of mail sent. The mailing addresses of the Parties are as follows:

(1)   Law Anhou Insurance Agency Co., Ltd.

Address: Room 2008-2010, Jiangdong Middle Road, Jianye District, Nanjing

ZIP code: 210019

TEL:

Email:

(2) The mailing address designated by Party B:

ZIP code:

TEL:

Email:

(3) Jiangsu Law Insurance Brokers Co., Ltd.

Address: No. 888, Jintong Road, Xingren Town, Tongzhou District, Nantong City

ZIP code: 226371

TEL:

Email:

21.2 Neither Party may transfer or otherwise assign its rights, duties, and obligations under this Agreement without the prior written consent of the other Party.

21.3 Any amendments to this Agreement shall be effective once the Parties sign a written document. Any amendments and additions are an integral part of this Agreement.

21.4 The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Ant exercise partial of such right or benefit shall not preclude the Parties to exercise such right or benefit in the future.

21.5 If for any reason a court of competent jurisdiction, arbitration or administrative law enforcement agencies finds any provision of this Agreement invalid or unenforceable, that other provisions of this Agreement will remain in full force and effect.

21.6 This Agreement constitutes the complete and exclusive understanding and agreement between the parties regarding its subject matter and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, relating to its subject matter.

21.7 There are four attachments to this Agreement. The attachments to this Agreement are an integral part of this Agreement and have the same legal effect as this Agreement.

21.8 This Agreement will be exeucted in twelve copies; two for each Party, and others for registrations of ownership change and filings. Each of the copies will be deemed an original, but all of which together will constitute one and the same instrument. If the agreement retained in the above-mentioned registration and filing authority is inconsistent with this Agreement, the rights and obligations of the Parties shall be subject to this Agreement.

Party A:

Transferor: Law Anhou Insurance Agency Co., Ltd.

Legal representative: Hu Changrong

Party B:

1.	Xuzhou Guosheng Furui Asset Management Co., Ltd.

Legal representative:

2.	Jiangsu Zhongbozhixin Financial Service Outsourcing Co., Ltd.

Legal representative:

3.	Xuzhou Xinrui Service Outsourcing Co., Ltd.

Legal representative:

Party C:

Legal representative: Lu Chunyan

Execution Date of This Agreement: February 25, 2022

Place: Jianye District, Nanjing City

Attachments:

1.	The top management team of Party C

2.	Details of Party C's Accounts Receivable and Other Claims

3.	The employees list of Party C

4.	List of Party C's Unfulfilled Contracts

5.	Party C's debts and contingent debts